Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement  No. 333-194537 on Form S-4 of our reports dated November 13, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Oshkosh Corporation, and the effectiveness of Oshkosh Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

May 30, 2014